EXHIBIT 99.1

Medical Nutrition Names Robert Mathias Vice President, Sales & Marketing

ENGLEWOOD, NJ, April 14 — Medical Nutrition USA Inc. (NASDAQ:MDNU) announced today that Robert Mathias has been appointed Vice President, Sales and Marketing.

Mr. Mathias, age 55, most recently served as Vice President for Marketing and Business Development at Alimentary Health Ltd., a development-stage biotechnology company located in Cork, Ireland, that develops treatments for gastrointestinal disorders and other inflammatory conditions. Prior to that, Mr. Mathias was Director of Marketing for Novartis Medical Nutrition and, before that, spent 18 years with Mead Johnson Nutritionals where he served as Director, Adult Nutrition. Mr. Mathias also served as a Marketing Manager for Kraft Foods, Canada.

“We are extremely pleased to have someone of Bob’s talent and experience in this critical role as the company continues to ramp up its branded products business nationally and in Canada, and prepares to launch into retail markets,” Medical Nutrition’s Chairman and Chief Executive Officer Frank A. Newman said.

Mr. Mathias holds a Bachelor of Commerce degree from Concordia University, Montreal, and participated in the Kraft General Management MBA program at McGill University, Montreal.

David Shapiro, formerly Vice President, Sales, was named Regional Vice President and will be located in Dallas with responsibility for sales in California, Florida and Texas as well as national distributor relationships.

About Medical Nutrition USA

Medical Nutrition USA develops and distributes products for the nutritionally at risk who are under medical supervision. Its products are used primarily in long-term care facilities, hospitals, dialysis clinics and bariatric clinics. The Company’s product lines include Pro-Stat®, Fiber-Stat® and UTI-Stat™, as well as private label products. Additional information is available at www.mdnu.com .

This news release contains forward-looking statements that are subject to certain risks and uncertainties. Although we believe that the expectations reflected in any of our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed. Risks and uncertainties that could cause or contribute to such material difference include, but are not limited to, general economic conditions, changes in customer demand, changes in trends in the nursing home, renal care, health food and bariatric surgery markets, changes in competitive pricing for products, and the impact of our competitors’ new product introductions. Our future financial condition and results of operations, as well as any forward-looking statements are subject to change and inherent risk and uncertainties. Other important factors that may cause actual results to differ materially from those expressed in forward-looking statements is contained in the Medical Nutrition USA, Inc. Annual Report on Form 10-KSB for the year ended January 31, 2008 as filed with the Securities and Exchange Commission on April 29, 2008 and Form 10-Q for the quarter ended October 31, 2008 as filed on December 15, 2008.